UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                      Restaurant Acquisition Partners, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    761250208
                               -------------------
                                 (CUSIP Number)

                                FEBRUARY 4, 2009
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 761250208                   13G
--------- ----------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Partners

--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) [_]

                                                                         (b) [_]

--------- ----------------------------------------------------------------------

3         SEC USE ONLY

--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                        New York
--------------------------------- ----- ----------------------------------------

                                  5     SOLE VOTING POWER
                                        0 shares
           Number of              ----- ----------------------------------------
             Shares
          Beneficially            6     SHARED VOTING POWER
            Owned By                    0 shares
              Each                ----- ----------------------------------------
           Reporting
            Person                7     SOLE DISPOSITIVE POWER
             With                       0 shares

                                  ----- ----------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0 shares
--------- ----------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                            [_]
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       0%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------- ----------------------------------------------------------------------

CUSIP No. 761250208                   13G
--------- ----------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Barry Rubenstein

--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a) [_]

                                                                   (b) [_]

--------- ----------------------------------------------------------------------

3         SEC USE ONLY

--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------- ----- ----------------------------------------

                                  5     SOLE VOTING POWER
                                        0 shares
           Number of              ----- ----------------------------------------
             Shares
          Beneficially            6     SHARED VOTING POWER
            Owned By                    0 shares
              Each                ----- ----------------------------------------
           Reporting
            Person                7     SOLE DISPOSITIVE POWER
             With                       0 shares

                                  ----- ----------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0 shares
--------- ----------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                            [_]
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       0%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

CUSIP No. 761250208                   13G
--------- ----------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Marilyn Rubenstein

--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                   (a) [_]

                                                                   (b) [_]

--------- ----------------------------------------------------------------------

3         SEC USE ONLY

--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                   United States
--------------------------------- ----- ----------------------------------------

                                  5     SOLE VOTING POWER
                                        0 shares
           Number of              ----- ----------------------------------------
             Shares
          Beneficially            6     SHARED VOTING POWER
            Owned By                    0 shares
              Each                ----- ----------------------------------------
           Reporting
            Person                7     SOLE DISPOSITIVE POWER
             With                       0 shares

                                  ----- ----------------------------------------

                                  8     SHARED DISPOSITIVE POWER
                                        0 shares
--------- ----------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    0 shares
--------- ----------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                            [_]
--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                       0%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       IN

--------- ----------------------------------------------------------------------

ITEM 1.

          (a)   Name of Issuer:
                Restaurant Acquisition Partners, Inc.

          (b)   Address of Issuer's Principal Executive Offices:
                5950 Hazeltime National Drive
                Suite 290
                Orlando, Florida 32822

ITEM 2.

1.        (a)   Name of Person Filing:          Woodland Partners
          (b)   Address of Principal Business Office, or, if none, Residence:
                                                68 Wheatley Road
                                                Brookville, New York 11545
          (c)   Place of Organization:          New York

          (d)   Title of Class of  Securities:  Common Stock, $0.0001 par
                                                value per share
          (e)   CUSIP Number:                   761250208

2.        (a)   Name of Person Filing:          Barry Rubenstein
          (b)   Address of Principal Business Office, or, if none, Residence:
                                                68 Wheatley Road
                                                Brookville, New York 11545
          (c)   Citizenship:                    United States
          (d)   Title of Class of  Securities:  Common Stock, $0.0001 par
                                                value per share
          (e)   CUSIP Number:                   761250208

3.        (a)   Name of Person Filing:          Marilyn Rubenstein
          (b)   Address of Principal Business Office, or, if none, Residence:
                                                68 Wheatley Road
                                                Brookville, New York 11545
          (c)   Citizenship:                    United States
          (d)   Title of Class of  Securities:  Common Stock,  $0.0001 par
                                                value per share
          (e)   CUSIP Number:                   761250208

ITEM 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a)   [_]   Broker or dealer registered under section 15 of the Act
                      (15 U.S.C.78o).

          (b)   [_]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

          (c)   [_]   Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

          (d)   [_]   Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e)   [_]   An investment adviser in accordance with ss.240.13d-1(b)
                      (1)(ii)(E).

          (f)   [_]   An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F).

          (g)   [_]   A parent holding company or control person in
                      accordance with ss.240.13d-1(b)(1)(ii)(G).

          (h)   [_]   A savings associations as defined in Section 3(b)
                      of the Federal Deposit Insurance Act (12 U.S.C.
                      1813).

          (i)   [_]   A church plan that is excluded from the
                      definition of an investment company under section
                      3(c)(14) of the Investment Company Act of 1940
                      (15 U.S.C. 80a-3).

          (j)   [_]   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.

1.        Woodland Partners:
          (a)   Amount Beneficially Owned: 0 shares.
          (b)   Percent of Class:         0%
          (c)   Number of shares as to which such person has:
                (i) sole power to vote or to direct the vote: 0 shares.
                (ii) shared power to vote or to direct the vote: 0 shares.
                (iii) sole power to dispose or to direct the disposition
                      of: 0 shares.
                (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.        Barry Rubenstein:
          (a)         Amount Beneficially Owned: 0 shares. Barry
                      Rubenstein is a general partner of Woodland
                      Partners. Mr. Rubenstein is the husband of Marilyn Rubenstein.
          (b)         Percent of Class:   0%
          (c)         Number of shares as to which such person has:
                (i) sole power to vote or to direct the vote: 0 shares.
                (ii) shared power to vote or to direct the vote: 0 shares.
                (iii) sole power to dispose or to direct the
                      disposition of: 0 shares.
                (iv) shared power to dispose or to direct the disposition of: 0 shares.

3.        Marilyn Rubenstein:
          (a) Amount Beneficially Owned: 0 shares. Marilyn Rubenstein is a general partner of Woodland Partners. Marilyn Rubenstein is the wife of Barry Rubenstein.
          (b)   Percent of Class:0%
          (c)   Number of shares as to which such person has:
                (i) sole power to vote or to direct the vote: 0 shares.
                (ii) shared power to vote or to direct the vote: 0 shares.
                (iii) sole power to dispose or to direct the disposition
                      of: 0 shares.
                (iv) shared power to dispose or to direct the disposition of: 0 shares.
          Exhibit A, a Joint Filing Agreement, was previously filed with the
Schedule 13G, dated December 20, 2006.

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

INSTRUCTION:    Dissolution of a group requires a response to this item.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.

ITEM 7.         IDENTIFICATION   AND  CLASSIFICATION  OF  THE  SUBSIDIARY  WHICH
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

ITEM 10.        CERTIFICATION.

                By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 6, 2009

                                     WOODLAND PARTNERS


                                     By: /S/ BARRY RUBENSTEIN
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                     /S/ BARRY RUBENSTEIN
                                     -------------------------------------------
                                         Barry Rubenstein

                                     /S/ MARILYN RUBENSTEIN
                                     -------------------------------------------
                                         Marilyn Rubenstein


ATTENTION:   INTENTIONAL MISSTATEMENTS  OR OMISSIONS OF FACT CONSTITUTE  FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)